Exhibit 99.1

eMagin Announces Second Quarter 2015 Financial Results

Cash Flow Improves

HOPEWELL JUNCTION, N.Y. – August 13, 2015 - eMagin Corporation (NYSE MKT: EMAN), the leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced financial results and corporate highlights for the second quarter of 2015.

Andrew G. Sculley, President and CEO, stated, “We are pleased the Company increased revenues 17% from first quarter. We equaled last year’s Q2 revenue and earned $0.4 million in positive cash flow (EBITDA), an increase of $1.0 million in cash flow over Q2 last year. Our improved financial results were due to increased contract revenues, and lower manufacturing costs and operating expenses. Also during the second quarter, we made progress in several key areas of the business that we believe position the Company for continued OLED technology leadership and revenue growth. Our work on developing production quantity ultra-high brightness, direct-patterned displays that eliminates the use of color filters progressed during the quarter. This work will result in manufacturable, full-color direct-patterned ultra-high brightness microdisplays that are about 20 times brighter than the typical smart phone display. These ultra-high brightness displays will help accelerate the penetration of our OLED microdisplays into new markets such as avionics and consumer headset applications. eMagin continues to lead the industry in this effort for direct patterned OLED at microdisplay pixel sizes. In addition, we completed our new, advanced HMD “head mounted display” prototype and have been demonstrating it to interested parties which include large tech companies, gaming companies and large chip manufacturers. The headset features 2,000 by 2,000 pixel resolution, a superior form factor, a wide 100+ degree field of view and has all the outstanding attributes of eMagin OLED microdisplays.”

Second Quarter Results

Revenues for second quarter 2015 were approximately $7.0 million equaling approximately $7.0 million for second quarter last year and up approximately 17% over first quarter 2015. Product revenues (primarily display sales) totaled $5.4 million, about 22% less than second quarter last year. R&D contract revenues increased significantly to approximately $1.6 million from approximately $62,000 in second quarter last year. The number of displays shipped decreased and the average selling price decreased slightly from last year. The change in average selling price is a result of changes in product and customer mix.

Gross margin for second quarter was 37 percent on gross profit of $2.6 million compared to a gross margin of 31 percent on gross profit of $2.2 million in second quarter last year. The increase in gross margin from last year was primarily due to increased gross profit from contract revenues, and lower manufacturing costs, including direct labor expense.

Operating expenses for second quarter decreased to $2.7 million from $3.2 million in second quarter last year. Operating expenses are comprised of R&D expenses and selling, general and administrative (SG&A) expenses. R&D expenses decreased to $0.9 million from $1.3 million in second quarter last year. The decrease was due primarily to the significant increase in funded R&D contracts, which tends to reduce the non-funded internal expense and to the requirements of the respective R&D contracts being worked on in each quarter. SG&A expenses decreased to $1.7 million from $1.9 million in second quarter last year. The $0.2 million decrease of approximately 10% is primarily a result of a decrease in personnel, rent and non-cash compensation costs, and the allowance for doubtful accounts.

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Operating profit for the second quarter increased $0.9 million to a loss of $0.1 million from a loss of $1.0 million in second quarter last year. Net loss was $0.1 million or $0.00 per diluted share, versus a net loss of $1.0 million or $0.04 per diluted share in second quarter last year. Adjusted EBITDA improved $1.0 million to $0.4 million from a loss of $ 0.6 million in second quarter last year.

At June 30, 2015, the Company had approximately $5.4 million of cash, cash equivalents, and investments in certificates of deposit, compared to $6.0 million at December 31, 2014. The decrease in cash is due primarily investments in capital equipment and an increase in net inventories.

Recent Corporate Highlights

•	Experienced one of the highest display order booking amounts of any quarter in our history.
•	Three out of the top five order bookings were for newly introduced display product offerings.
•	Some of the larger new order bookings we received this quarter include:

-	Two international production orders for new products using our SVGA+ display totaling over $2 million, including a large order from Asia.
-	An international production order using our newly launched DSVGA display.
-	An order for a commercial sight using our newly EAR99-designated VGA display.
-	An order for a strategically important new U.S. Government program.

•	We delivered display subsystems to DARPA for their Computational Weapon Optic program and participated in live fire VIP demos with DARPA which were reported in the press.
•	Dr. Amal Ghosh, eMagin’s SVP R&D and President of SID, delivered the opening address at the Society for Informational Display conference in San Jose and Dr. Margaret Kohin, our SVP Business Development, delivered a keynote speech at SID’s Market Focus Conference on transitioning from head mounted displays for avionics to consumer headsets.
•	eMagin continued deliveries of microdisplay products in second quarter to 75 domestic and international customers and performed funded R&D contract services for 5 customers.
•	The Company produced approximately $1.6 million in R&D contract revenue in second quarter primarily as a result of work on several new multi-year contracts awarded in 2014. This represents a large increase over the approximately $62,000 in R&D contract revenue in second quarter last year.
•	Our new immersive, VR HMD (virtual reality head-mounted display) is on the path toward full productization. Reviews of the product specification, industrial design, optics and electronics are getting started with the goal of ensuring its suitability for volume production. Work will also begin on enhancing the existing prototypes to make them ready for a possible appearance at The Consumer Electronics Show (CES2016), in January. The headset features 2,000 by 2,000 pixel resolution, a superior form factor, a wide 100+ degree field of view and has all the outstanding attributes of eMagin’s OLED microdisplays. The HMD team continues to demonstrate the headset at conferences, press interviews and to potential partners, and is receiving positive reviews.

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•	We delivered ultra-high brightness color displays in the second quarter to customers. These were WUXGA displays made with the equipment we installed last year. We have also delivered ultra-high brightness monochrome displays for aviation customers. Again the interest in these displays confirms that these displays offer advantages for applications that use low efficiency optical systems or must provide augmented reality in the daytime such as avionics and commercial data glass applications.
•	In the second quarter, we continued our program of improving our direct patterned and full color ultra-high brightness OLED microdisplays. Some sample displays have already been sold. The program result will be manufacturable full color ultra-high brightness microdisplays about 20 times brighter than your typical smart phone display with all the advantages of our OLED technology including much better power efficiency.
•	We are selling our ultra-high brightness monochrome green and yellow XLT displays for various applications that require extreme brightness like avionics. This demonstrates our capability to produce ultra-high brightness OLED microdisplays.
•	A new version of the SXGA120 was completed. The new version incorporates higher current capability to support very high brightness levels without compromising uniformity (display quality). Initial samples have been evaluated favorably by a customer, product qualification has been completed, and production release is expected by the end of third quarter.
•	Sample displays using our high brightness color and monochrome white XLS technology were delivered and are being added to the system architecture for both commercial and military applications. As a result of further R&D efforts, the lifetime of our high brightness OLED XLS technology was improved by about 25 percent.
•	First samples of the SXGA096 XLS product are available and product qualification is expected to be completed in November, 2015. The SXGA096 will provide eMagin’s customers with the resolution of an SXGA display but with a smaller form factor and lower cost than larger pixel SXGA displays.

Outlook

Based on current and forecasted market conditions, expected orders and current backlog, eMagin affirms our previous guidance that we expect revenues will total between $26 million to $29 million in 2015.

Conference Call Information

Full results will be published in the Company's 10-Q report for the second quarter ended June 30, 2015, expected to be filed by August 15, 2015 and will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin today at 4:45 p.m. ET. An archive of the webcast will be available one hour after the live call through September 12, 2015. To access the live Webcast or archive, please visit the Company's website at ir.emagin.com or www.earnings.com.

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About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

Contact:

Paul Campbell

Chief Financial Officer

845-838-7931 or 425-284-5220

pcampbell@emagin.com

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eMAGIN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,429	$5,290
Investments	–	750
Accounts receivable, net	4,047	3,878
Unbilled accounts receivable	686	166
Inventories, net	5,464	4,586
Prepaid expenses and other current assets	599	656
Total current assets	16,225	15,326
Equipment, furniture and leasehold improvements, net	9,747	9,417
Intangibles and other assets	353	382
Total assets	$26,325	$25,125

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,666	$1,027
Accrued expenses	2,179	2,362
Other current liabilities	572	664
Total current liabilities	4,417	4,053

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of June 30, 2015 and December 31, 2014	–	–
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 25,449,458 shares as of June 30, 2015 and 25,195,107 shares as of December 31, 2014	25	25
Additional paid-in capital	228,962	228,380
Accumulated deficit	(206,579)	(206,833)
Treasury stock, 162,066 shares as of June 30, 2015 and December 31, 2014	(500)	(500)
Total shareholders’ equity	21,908	21,072
Total liabilities and shareholders’ equity	$26,325	$25,125

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eMAGIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:

Product	$5,426	$6,956	$10,530	$13,215
Contract	1,608	62	2,493	81
Total revenue, net	7,034	7,018	13,023	13,296

Cost of goods sold:

Product	3,533	4,838	6,585	9,170
Contract	893	11	1,470	26
Total cost of goods sold	4,426	4,849	8,055	9,196

Gross profit	2,608	2,169	4,968	4,100

Operating expenses:

Research and development	929	1,282	1,832	2,708
Selling, general and administrative	1,739	1,931	2,867	4,050
Total operating expenses	2,668	3,213	4,699	6,758

Income (loss) from operations	(60)	(1,044)	269	(2,658)

Other income (expense):
Interest expense, net	(11)	(10)	(21)	(21)
Other income, net	5	7	6	14
Total other income (expense), net	(6)	(3)	(15)	(7)
Income (loss) before provision for income taxes	(66)	(1,047)	254	(2,665)
Provision for income taxes	–	–	–	–

Net income (loss)	$(66)	$(1,047)	$254	$(2,665)
Less net income allocated to participating securities	–	–	59	–
Net income (loss) allocated to common shares	$(66)	$(1,047)	$195	$(2,665)

Income (loss) per share, basic	$–	$(0.04)	$0.01	$(0.11)
Income (loss) per share, diluted	$–	$(0.04)	$0.01	$(0.11)

Weighted average number of shares outstanding:

Basic	25,142,371	23,940,800	25,091,875	23,859,455

Diluted	25,142,371	23,940,800	25,759,778	23,859,455

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Non-GAAP Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net income (loss)	$(66)	$(1,047)	$254	$(2,665)
Litigation expense	–	–	–	116
Adjusted net income (loss)	(66)	(1,047)	254	(2,549)
Non-cash compensation	99	160	316	650
Depreciation and amortization expense	377	282	703	538
Interest expense	11	10	21	21
Provision for income taxes	–	–	—-	–
Adjusted EBITDA	$421	$(595)	$1,294	$(1,340)

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